Exhibit 10.2

Description of an amendment to the Consulting Agreement

by and between J. Stanley Fredrick and Mannatech

On June 2, 2003, the Board of Directors of Mannatech approved an amendment to the Consulting Agreement with J. Stanley Fredrick dated October 1, 2001 (the “Consulting Agreement”), whereby the amount of the annual compensation paid to Mr. Fredrick was increased from $185,000 to $285,000 annually due to his increased contributions as a consultant to Mannatech. All other terms and conditions of the Consulting Agreement will remain the same. The Consulting Agreement was filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2001.